Exhibit 99.B9(a)

                 Transfer Agency Agreement and Addendums Thereto

                                      -10-
                               THOMSON FUND GROUP

                            TRANSFER AGENCY AGREEMENT

         This agreement is made as of the 1st day of October, 1990, among THOMSON FUND GROUP, a Massachusetts business trust organized and existing under the laws of The Commonwealth of Massachusetts having its principal office and place of business at One State Street Plaza, New York, New York 10004 (hereinafter referred to as the "Trust"), SHAREHOLDER SERVICES, INC., a Colorado corporation having its place of business at 3410 South Galena Street, Denver, Colorado 80231 (hereinafter referred to as the "Transfer Agent") and Oppenheimer Management Corporation, a Colorado corporation having its place of business at 3410 South Galena Street, Denver, Colorado 80231 ("OMC").

         In consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Whenever used in this Agreement, the following words and phrases shall have the following meanings:

         1.1. "Approved Institution" shall mean a broker-dealer, broker, bank or other entity named in a Certificate, as hereinafter defined, and having account(s) in the Trust, or the Distributor or an agent it appoints, in each case acting on behalf of the Trust for the benefit of its clients. From time to time the Trust may amend a previously delivered Certificate by delivering to the Transfer Agent a Certificate naming an additional entity as an Approved Institution or deleting any entity named as an Approved Institution in a previously delivered Certificate.

         1.2. "Business Day" shall mean each day on which the New York Stock Exchange is open for trading.

         1.3. "Certificate" shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent by the Trust and which is signed by any Officer, as hereinafter defined, and actually received by the Transfer Agent. "Certificate" shall also include any notice submitted to the Transfer Agent by electronic or telephone transmission, reasonably believed by the Transfer Agent to be genuine and to have been properly made, signed or authorized by an Officer.

         1.4. "Computer Tape" shall mean any computer/electromagnetic tape or transmission transmitted by an Approved Institution, via a remote terminal or other similar link, into a data processing, storage, or collection system or similar system (the "System"), located on the Transfer Agent's premises. For purposes of Section 5.1, such Computer Tape shall be deemed to have been furnished at such times as are agreed upon from time to time by the Transfer Agent and Trust only if the information reflected thereon was input into the System at such times as are agreed upon from time to time by the Transfer Agent and the Trust.

         1.5. "Custodian" shall mean, with respect to Thomson International Fund (formerly Thomson Global Fund), State Street Bank and Trust Company until February 14, 1992 and thereafter, and with respect to any other Fund, "Custodian" shall mean The Bank of New York, as custodian under the terms and conditions of the Custody Agreement between the respective Custodian and the respective Fund, or in any case any successor(s) to such Custodian performing similar functions for or on behalf of a particular Fund.

         1.6. "Direct Accounts" means accounts registered in the name(s) of shareholders other than Approved Institutions.

         1.7. "Distributor" shall mean Thomson Investor Services Inc. (hereinafter referred to as "TISI"), as distributor under the terms and conditions of the Distributor's Contract between the Trust and TISI, wherein TISI acquires the exclusive right to sell shares of beneficial interest of the Trust to investors against orders therefor at net asset value, or any successor(s) to TISI performing a similar function for or on behalf of the Trust.

         1.8.  "Effective Date" shall mean October 1, 1990.

         1.9. "Fund" shall mean each of the Thomson Growth Fund, Thomson Target Fund, Thomson Opportunity Fund, Thomson International Fund, Thomson Precious Metals and Natural Resources Fund, Thomson Equity Income Fund (formerly Thomson Convertible Securities Fund), Thomson Income Fund, Thomson Tax Exempt Fund, Thomson U.S. Government Fund, Thomson Short-Intermediate Government Fund, and Thomson Money Market Fund (formerly Thomson Short-Term Fund), each being a separate portfolio of securities and other assets, interests in which are represented by a separate series of the Trust's shares of beneficial interest, and such term shall include any other such portfolio that the Trustees of the Trust may in their discretion create for which the Transfer Agent agrees to act as transfer agent pursuant to Article 10 of this Agreement.

         1.10. "Officer" shall mean the Trust's Chairman of the Board, President, any Vice President, Clerk, any Assistant Clerk, Treasurer, any Assistant Treasurer and any other person duly authorized by the Trustees of the Trust to execute or give any Certificate on behalf of the Trust and named in the Certificate annexed hereto as Appendix A, as such Certificate may be amended from time to time.

         1.11. "Prospectus" shall mean the most current Trust prospectus an statement of additional information relating to the Shares, actually received by the Transfer Agent from the Trust.

         1.12. "Shares" shall mean full or fractional shares comprising all or any part of each series representing the beneficial interest in each Fund. Shares of each series are further divided between two classes known as "Class A" and "Class B," Class A Shares being generally sold with a front-end load and Class B Shares being generally sold subject to a contingent deferred sales load.

                                    ARTICLE 2

                          APPOINTMENT OF TRANSFER AGENT

         2.1. The Trust hereby constitutes and appoints the Transfer Agent as transfer agent of all the Shares of each Fund and as dividend disbursing agent for each Fund during the term of this Agreement.

         2.2. The Transfer Agent hereby accepts appointment as transfer agent and dividend disbursing agent and agrees to perform the duties hereinafter set forth.

         2.3. In connection with such appointment, upon or prior to executing this Agreement the Trust shall deliver to the Transfer Agent such of the following as have not already been furnished to the Transfer Agent:

         (a) A copy of the Agreement and Declaration of Trust of the Trust and all amendments thereto certified by the Clerk of the Trust;

         (b) A copy of the By-Laws of the Trust certified by the Clerk of the Trust;

         (c) A copy of resolutions of the Trustees of the Trust, certified by the Clerk of the Trust, authorizing the execution of this Transfer Agency Agreement;

         (d) A Certificate signed by the Clerk of the Trust specifying the names and specimen signatures of the Officers of the Trust;

         (e) Specimen Share certificates for Shares of each series of each Fund in the forms approved by the Trustees of the Trust, together with a Certificate signed by the Clerk of the Trust as to such approval;

         (f) Copies of the most recently filed Post-Effective Amendment to the Trust's Registration Statement, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended, together with any applications for exemptive relief from any of the provisions of such laws filed by the Trust and the record of any formal action of the Securities and Exchange Commission with respect to all such applications; and

         (g) An opinion of counsel for the Trust to the effect that (1) beneficial interest in each Fund is divided into an unlimited number of shares of beneficial interest, (2) the issue and sale of the Trust's authorized but unissued Shares have been duly authorized under Massachusetts law, (3) the outstanding Shares are fully paid and non-assessable and (4) upon the issue and sale of any authorized and unissued Shares and upon receipt of the consideration therefor in an amount not less than either the Shares' net asset value or par value, if any, established and in force at the time of their sale, the Shares so issued will be validly issued, fully paid and non-assessable.

         2.4. The Trust shall furnish the Transfer Agent with sufficient supplies of blank Share certificates in the forms approved from time to time by the Trustees of the Trust, and from time to time will renew such supplies upon request of the Transfer Agent. Such blank Share certificates shall be properly signed, by facsimile or otherwise, by authorized Officers and, if required, shall bear the seal of the Trust or a facsimile thereof. Notwithstanding the death, resignation or removal of any Officer authorized to sign such Share certificates, the Transfer Agent may continue to countersign and issue Share certificates bearing such Officer's signature until otherwise directed by the Trust. The Trust agrees to indemnify and exonerate, save and hold the Transfer Agent harmless, from and against any and all claims or demands that may be asserted against the Transfer Agent with respect to the genuineness of any Share certificate supplied to the Transfer Agent by the Trust pursuant to this Agreement.

                                    ARTICLE 3

                      AUTHORIZATION AND ISSUANCE OF SHARES

         3.1. The Transfer Agent shall maintain records of accounts evidencing ownership of Shares as provided in this Agreement and in the Trust's Prospectus and, subject to the terms and conditions of this Agreement, and when requested shall countersign, record, issue, and deliver certificates for Shares both upon original issue and transfer. Evidence of the ownership of Shares shall be maintained on the Transfer Agent's records in book (uncertificated) form, or, if requested by an Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution) or shareholder, Share certificates shall be issued, subject to the provisions of Article 5 hereof, to evidence the ownership of Shares.

         3.2. Prior to the issuance of any Shares pursuant to Share splits and prior to any reduction in the number of Shares outstanding, the Trust shall deliver the following documents to the Transfer Agent:

         (a) A copy of the resolution(s) adopted by the Trustees of the Trust and/or the shareholders of the relevant Fund, certified by the Clerk of the Trust, authorizing such issuance of additional Shares of such Fund or such reduction, as the case may be, and

         (b) In the case of the issuance of Shares, an opinion of counsel for the Trust with respect to the matters set forth in Section 2.3(g) hereof as to such Shares.

                                    ARTICLE 4

                     RECAPITALIZATION OR CAPITAL ADJUSTMENT

         4.1. In the case of any Share split, recapitalization or other capital adjustment, the Transfer Agent will, in the case of accounts represented by uncertificated Shares, cause the account records to be adjusted, as necessary, to reflect the number of Shares held for the account of each such shareholder as a result of such adjustment, or, in the case of Shares represented by certificates, will, if so instructed by the Trust, issue revised Share certificates in exchange for, or upon transfer of, outstanding Share certificates in the old form, in either case upon receiving:

         (a) A Certificate authorizing the issuance of revised Share certificates and any other action required to be taken by the Transfer Agent in connection with any such split, recapitalization or other capital adjustment;

         (b) A copy of any amendment to the Agreement and Declaration of Trust of the Trust, certified by the Clerk of the Trust, with respect to the adjustment;

         (c) Specimen Share certificates in the revised form approved by the Trustees of the Trust; and

         (d) An opinion of counsel for the Trust with respect to the matters set forth in Article 2, Section 2.3.(g) hereof as to such Shares.

         4.2. The Trust shall furnish the Transfer Agent with a sufficient supply of blank Share certificates in any new form authorized in connection with any such Share split, recapitalization or other capital adjustment, and from time to time will replenish such supply upon the request of the Transfer Agent. Such blank Share certificates shall be properly signed by authorized Officers and, if required, shall bear the Trust's seal or facsimile thereof.

                                    ARTICLE 5

                  ISSUANCE, REDEMPTION, AND TRANSFER OF SHARES

         5.1. (a) On each Business Day, the Transfer Agent shall accept, at such times as are agreed upon from time to time by the Transfer Agent and the Trust,
(i) purchase orders received by the Transfer Agent directly from an Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution) or an individual investor, (ii) redemption requests either received from a shareholder, whether or not an Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution), or contained in a Certificate, and (iii) requests for exchanges of one Fund's Shares of a given class for Shares of another Fund (but the same class) received from a shareholder, whether or not an Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution), or contained in a Certificate, provided that (1) such purchase order, exchange request or redemption request, as the case may be, is in conformity with the Fund's purchase, exchange, and redemption procedures, as applicable, described in the Prospectus, and (2) if such type of purchase order, exchange request, or redemption request is not described in the Prospectus in effect upon the commencement date of the Agreement, the Transfer Agent has agreed to accept and act as to such order or request. Upon receipt on any Business Day of any check drawn or endorsed to the Transfer Agent, a Fund or the Distributor for the purchase of Shares, or any payment made by Automated Clearing House or Federal Funds wire, the Transfer Agent shall deposit such check or payment in the bank account established by the Trust or the Distributor for the collection of such amounts and shall wire such amounts to the relevant Fund's Custodian on the next Business Day. The Transfer Agent shall have no responsibility hereunder for the Trust's compliance with state securities registration laws ("Blue Sky laws") relating to such purchase orders, except to the extent that the Transfer Agent will maintain records in a manner that will enable the Trust to monitor the total number of Shares of each Fund and of each class sold in each state and shall provide the Trust reports as to such sales as specified in Appendix B to this Agreement.

         (b) On each Business Day, the Transfer Agent shall also accept, at such times as are agreed upon from time to time by the Transfer Agent and the Trust, a Computer Tape consistent in all respects with the Transfer Agent's tape layout package, as amended from time to time, which is believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution, setting forth data as to purchases, redemptions and exchanges of Shares. The Transfer Agent may rely on the data on such Computer Tapes as accurate, and shall not be responsible hereunder for errors in such Computer Tapes furnished to it hereunder, unless caused by the Transfer Agent's own negligence, bad faith or willful misconduct.

         (c) On each Business Day, the Trust shall provide or cause to be provided to the Transfer Agent, at such time as the parties hereto shall agree, the net asset value per share for each class of each Fund.

         5.2. On the Business Day following each Business Day, at such time as the Transfer Agent and the Trust shall agree, an authorized employee of the Transfer Agent shall confirm the following information by summary sheet transmitted by electronic or other electromagnetic means to an authorized employee or agent of the Trust (or by such other form as shall be agreed upon from time to time by the Trust and the Transfer Agent):

         (a) The total dollar amount to be applied toward the purchase of Shares of each class of each Fund and the number of Shares of each class of each Fund purchased on such prior Business Day, computed by aggregating the amounts so specified in (i) the purchase orders received by the Transfer Agent on such prior Business Day from individual investors and (ii) all Computer Tapes described in Section 5.1(b) timely received by the Transfer Agent with respect to such prior Business Day;

         (b) The total dollar value and number of Shares of each class of each Fund redeemed on such prior Business Day, computed by aggregating the amounts so specified in (i) the redemption requests received by the Transfer Agent directly from shareholders on the preceding Business Day, and (ii) all Computer Tapes described in Section 5.1(b) relating to such prior Business Day; and

         (c) The total dollar value and number of Shares of each class of each Fund to be exchanged for Shares of the same class of another Fund and the number of Shares of such other Fund to be issued in such exchanges on such prior Business Day, computed by aggregating the amounts represented by any exchange requests received directly by the Transfer Agent from shareholders and the amounts specified in all Computer Tapes described in Section 5.1(b) relating to such prior Business Day.

         5.3. Following each Business Day, the Transfer Agent will (on a day on which banks in Denver, Colorado and New York, New York are open for business but in any event on or prior to the Fifth Business Day following such Business Day) advise the Distributor of the amount of cash necessary to be wired to the appropriate Custodian, representing purchase orders for each class of each Fund's Shares received by the Transfer Agent as to such Business Day, as set forth in Section 5.1 above. On each Business Day, the Transfer Agent will advise the Trust of the amount of cash representing exchange orders received by the Transfer Agent as to such Business Day, such advice to be given on the next Business Day.

         5.4. As to each Business Day, the Transfer Agent shall issue to, and redeem from, the accounts specified in a purchase order, redemption request, or exchange request received by the Transfer Agent in proper form in accordance with the Prospectus and, when required by the Prospectus, properly endorsed by the record owner thereof with the record owner's or owners' signature(s) guaranteed by an institution of the type described in the Transfer Agent's then-current policies and procedures concerning acceptance of signature guarantees or shall issue to, and/or redeem from, the accounts specified in a Computer Tape received by the Transfer Agent from an Approved Institution, the appropriate number of full and fractional Shares based on the net asset value per Share of the relevant classes of the relevant Funds specified in an advice received as to such Business Day from the Trust. Notwithstanding the foregoing, if a redemption specified in a redemption request received directly by the Transfer Agent or in a Computer Tape is for a dollar value of Shares in excess of the dollar value of uncertificated Shares in the specified account plus the dollar value of certificated Shares in the specified account for which the Transfer Agent has received the tender of a Share certificate or certificates in proper form as described above, the Transfer Agent shall not effect such redemption in whole or part. In such case involving a Computer Tape, the Transfer Agent shall orally or by electronic or other electromagnetic means advise both the Trust and the Approved Institution (or the Distributor or its agent if acting on behalf of such Approved Institution) which supplied such Computer Tape of such discrepancy. In such case involving a direct shareholder, the Transfer Agent shall notify such shareholder directly, orally or in writing.

         5.5. The Transfer Agent shall, as of each Business Day specified in a Certificate described in Section 6.1, issue Shares of the appropriate class of a Fund, based on the net asset value per Share of such class of such Fund specified in an advice received from the Trust as to such Business Day, in connection with a reinvestment of a dividend or distribution on Shares of such class of such Fund.

         5.6. On each Business Day, the Transfer Agent shall advise the Trust by computer/electromagnetic tape specifying, with respect to the immediately preceding Business Day: the total number of Shares of each class of each Fund (including fractional Shares) issued and outstanding at the opening of business on such day; the total number of Shares of each class of each Fund sold on such day, pursuant to Section 5.2; the total number of Shares of each class of each Fund redeemed or exchanged on such day; the total number of Shares of each class of each Fund, if any, sold on such day pursuant to preceding Section 5.4, and the total number of Shares of each class of each Fund issued and outstanding at the close of business on such day. Unless the Trust or its agent shall advise the Transfer Agent of any error in the information contained in such computer/electromagnetic tape (the "Initial Tape") prior to the transmission of the next computer/electromagnetic tape by the Transfer Agent, the Transfer Agent shall be deemed to have fulfilled its responsibilities hereunder with respect to the accuracy of the data on subsequent computer/electromagnetic tapes submitted to the Trust that are based upon any inaccurate data from the Initial Tape.

         5.7. In connection with each exchange and redemption of Shares other than pursuant to a Computer Tape submitted by an Approved Institution (or by the Distributor or its agent acting on behalf of such Approved Institution), the Transfer Agent shall send to the shareholder such statements as are described in the Prospectus. If the Prospectus indicates that certificates for Shares are available, and if specifically requested in writing by any shareholder, or if otherwise required hereunder, the Transfer Agent will countersign, issue and mail to such shareholder, at the address set forth in the records of the Transfer Agent, a Share certificate for any full Shares requested.

         5.8. In computing the redemption proceeds to be paid to any shareholder or to an account for an Approved Institution, the Transfer Agent shall first compute the amount of any contingent deferred sales charge to be paid with respect to such Class B Shares, as set forth in the Trust's Prospectus and any relevant exemptive relief obtained by the Trust under the Investment Company Act of 1940, a copy of which exemptive relief shall have been furnished to the Transfer Agent, and any withholding for federal income taxes for which the Transfer Agent has the responsibility under this Agreement to calculate such withholding, in such manner as the Trust and the Transfer Agent shall agree from time to time in conformity with instructions provided by the Trust to the Transfer Agent. The Transfer Agent shall also compute any withholding for federal income taxes for which the Transfer Agent has such responsibility at the time of any exchange of a Fund's shares for another Fund's shares. In the case of a redemption of Shares directly by a shareholder of record and not by means of a Computer Tape submitted by an Approved Institution (or by the Distributor or its agent acting on behalf of such Approved Institution), upon deposit of moneys in a redemption account by the relevant Custodian against which the Transfer Agent is authorized by the Trust to draw checks in connection with a redemption of Shares of a Fund, the Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any contingent deferred sales charge in the case of Class B Shares or any withholding of taxes required of it by this Agreement or applicable law, make payment of (i) the redemption proceeds to the order of the shareholder, (ii) the amount of any contingent deferred sales charge to the Distributor, and (iii) any tax withheld to the Internal Revenue Service, in accordance with the Fund's redemption and payment procedures described in the Prospectus. In the case of an exchange of Shares directly by a shareholder of record and not by means of a Computer Tape submitted by an Approved Institution, upon deposit of moneys in an account by the relevant Custodian against which the Transfer Agent is authorized by the Trust to draw checks in connection with an exchange of Shares of a Fund, the Transfer Agent shall cancel the exchanged Shares, and withhold and pay taxes required under this Agreement and applicable law. In the case of a redemption of Shares pursuant to a Computer Tape, the Transfer Agent shall, on the next Business Day, send the Trust a Computer Tape setting forth the amount of redemption proceeds due each Approved Institution, and the amount of contingent deferred sales charge, if any, to be assessed in connection with such redemption. If such Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution) has previously furnished the Transfer Agent withholding instructions with respect to such redemption or any exchange of Shares pursuant to a Computer Tape, the Transfer Agent shall include in the Computer Tape furnished to the Trust information as to the amount of such withholding.

         5.9. The Transfer Agent shall not be required to issue Shares of any class or any Fund (other than with respect to the reinvestment of dividends or distributions on shares owned by an existing shareholder if so stated in the Certificate) after it has received a Certificate stating that the sale of Shares of that class or Fund has been suspended or discontinued.

         5.10. The Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Trust in connection with the issuance of any Shares.

         5.11. The Transfer Agent shall not be responsible for issuing or effecting any "stop transfer" or other similar order or restriction on any Shares held in the name of an Approved Institution. In the case of Shares registered in the name of a shareholder other than an Approved Institution as to which a "stop transfer" or other similar order or restriction applies, the Transfer Agent may rely on a Certificate to effect a redemption, exchange or transfer of such Shares, notwithstanding such stop order or restriction.

         5.12. The Transfer Agent shall accept (a) a Computer Tape which is furnished by or on behalf of any Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution) and represented to be instructions with respect to the transfer of Shares from one account of such Approved Institution to another such account, and (b) as to Shares standing directly in the name of a shareholder other than an Approved Institution, transfer instructions in proper form in accordance with the Trust's Prospectus and the Transfer Agent's rules described herein, and shall effect the transfer specified in said Computer Tape or transfer instructions, provided that any necessary documents or Share certificates have been tendered to the Transfer Agent.

         5.13. (a) Except as otherwise provided in sub-paragraph (b) of this
Section 5.13 and in Section 5.14, Shares will be transferred, exchanged or redeemed other than pursuant to Computer Tapes from an Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution) upon presentation to the Transfer Agent of endorsed Share certificates or, in the case of uncertificated Shares, instructions endorsed in proper form in accordance with the Prospectus as stated in Section 5.4, accompanied by such documents as the Transfer Agent reasonably deems necessary to evidence the authority of the person making such transfer, exchange or redemption, and bearing satisfactory evidence of the payment of transfer taxes. In the case of small estates, where no administration is contemplated, the Transfer Agent may, when furnished with an appropriate small estates affidavit under applicable law or with a surety bond, and without further approval of the Trust, transfer or redeem Shares registered in the name of a decedent if the current market value of the Shares being redeemed or transferred does not exceed such amount as may from time to time be prescribed by the applicable state statutes and regulations. The Transfer Agent reserves the right to refuse to transfer, exchange or redeem Shares until it is satisfied that the endorsement on the Share certificate or instructions is valid and genuine, and for that purpose it will require, unless otherwise instructed by an Officer, a signature guarantee as stated in Section 5.4 of this Agreement. The Transfer Agent also reserves the right to refuse to transfer, exchange or redeem Shares until it is reasonably satisfied that the requested transfer, exchange or redemption is legally authorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer, exchange or redemption. The Transfer Agent may, in effecting transfers, exchanges and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities.

         (b) Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, the Transfer Agent shall be fully protected by the Trust in requiring any instructions, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever the Prospectus of the relevant Fund explicitly permits the Transfer Agent to require such instructions, documents, assurances, endorsements or guarantees.

         5.14. Notwithstanding any provision contained in this Agreement to the contrary, the Transfer Agent shall not be expected to require, as a condition to any transfer, redemption or exchange of any Shares pursuant to a Computer Tape, any documents, including, without limitation, any documents of the kind described in Section 5.13(a) to evidence the authority of the person requesting the transfer, exchange or redemption and/or the payment of any transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Agreement.

         5.15. Nothing contained in this Agreement shall constitute any agreement or representation by the Transfer Agent to permit, or to agree to permit, any Approved Institution to input information into the System, although the Transfer Agent may permit access to the System by an Approved Institution to retrieve data or information as to such Approved Institution's accounts.

         5.16. The Transfer Agent will make available to the Trust such records and information as are reasonably necessary with respect to Voice-Initiated Transactions to demonstrate that the Designated Procedures in the Trust's insurance policy are being maintained and followed, providing such procedures have been provided to and accepted by the Transfer Agent. The current Designated Procedures for Voice-Initiated Transactions are attached hereto as Appendix D and shall remain in full force and effect until the Trust notifies the Transfer Agent of any changes thereto.

                                    ARTICLE 6

                           DIVIDENDS AND DISTRIBUTIONS

         6.1. The Trust shall furnish to the Transfer Agent a Certificate either
(i) setting forth with respect to each Class of a Fund the date of the declaration of a dividend or distribution, the date of accrual or payment thereof, as the case may be, the record date as of which shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution for each class of the Fund, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, of dividends to be paid to shareholders on such payment date, or (ii) stating that the declaration of dividends and distributions shall be on a daily or other periodic basis and containing information of the type set forth in subsection (i) hereof.

         6.2. Upon the payment date specified in the relevant Certificate, the Transfer Agent shall, in the case of a cash dividend or distribution, advise the Trust (by telephone or other electronic transmission) of the amount of cash necessary to make the payment of the dividend or distribution to the shareholders of record as of such payment date, including the amounts to be paid to Approved Institutions. The Trust shall be responsible for having the appropriate Custodian transfer from time to time a sufficient amount of cash to a dividend disbursement account (the "Account") maintained by the Trust for the relevant Fund to honor drafts which the Transfer Agent shall have caused checks to be drawn to the order of such shareholders or Approved Institutions in payment of the dividend. The Transfer Agent shall not be liable for any improper payments made in accordance with a Certificate described in Section 6.1. In the case of dividends or distributions reinvested in additional Shares of a class of a Fund, the Transfer Agent shall follow the procedures set forth in Section 5.5.

         In the event that the Account is established and maintained in the name of the Transfer Agent as agent for the Trust, the parties acknowledge that the Transfer Agent is doing so as the Trust's agent, that the Transfer Agent shall in no way be responsible for any actions or omissions to act by the financial institution at which the account is established and maintained, and that the disclaimer and indemnity provisions of Section 8.5(a) and 8.6 of this Agreement, respectively, apply to the actions of the Transfer Agent with respect to the Account.

         6.3. The Transfer Agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due shareholders.

         6.4. The Transfer Agent shall file such appropriate information returns concerning the payment of dividends and capital gain distributions and redemptions with the proper federal, state and local authorities as are required by law to be filed by the Trust but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions or on redemption proceeds due shareholders, except and only to the extent required of it by applicable law for accounts of shareholders other than Approved Institutions. If any amount is to be withheld from any dividend or distribution paid to, or exchange or redemption proceeds or other cash distribution from, the account of an Approved Institution, such Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution) may advise the Transfer Agent of the amount to be withheld therefrom, and if such advice is provided in a timely manner to the Transfer Agent, the Transfer Agent will provide a separate check for such amount to the Approved Institution, which shall be responsible for the proper application of such withheld amounts.

                                    ARTICLE 7

                              CONCERNING THE TRUST

         7.1. The Trust shall promptly deliver to the Transfer Agent written notice of any change in the Officers authorized to sign or give Share certificates or Certificates, together with a specimen signature of each new Officer.

         7.2. It shall be the sole responsibility of the Trust to deliver to the Transfer Agent in a timely manner the Trust's currently effective Prospectus, copies of any exemptive relief obtained by the Trust under applicable securities laws and copies of any amendments to the Trust's Agreement and Declaration of Trust, By-Laws and any other documents to be furnished by the Trust under this Agreement to enable the Transfer Agent to carry out its duties hereunder, and, for purposes of this Agreement, the Transfer Agent shall not be deemed to have notice of any information contained in such Prospectus, exemptive relief or other document until it is actually received by the Transfer Agent.




                                    ARTICLE 8

                          CONCERNING THE TRANSFER AGENT

         8.1. Subject to the standard of care set forth in Section 8.5, the Transfer Agent shall not be liable and shall be fully protected in acting upon any Computer Tape, Certificate, oral instructions, writing or document reasonably believed by it to be genuine and to have been signed (in the case of written instructions or documents) or made by the proper person or persons and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Trust or such person. Subject to the standard of care set forth in Section 8.5, the Transfer Agent shall be similarly protected in processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the Officers of the Trust and the proper countersignature of the Transfer Agent or any prior transfer agent.

         8.2. The Transfer Agent covenants that it shall carry out its responsibilities under this Agreement in accordance and compliance with the provisions of applicable laws and regulations governing its operation as a transfer agent.

         8.3. The Transfer Agent shall keep and maintain on behalf of the Trust all records which the Trust or the Transfer Agent is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rule 31a-1 under the Investment Company Act of 1940, relating to the maintenance of records in connection with the services to be provided hereunder. The Transfer Agent agrees to make such records available for inspection by the Trust at reasonable times and otherwise to keep confidential all records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or the dealer of record as to such account.

         8.4. The Transfer Agent may, with the prior written consent of the Trust evidenced by a Certificate, employ agents or attorneys-in-fact at the expense of the Trust, and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact as long as the Transfer Agent acts in good faith and without negligence or willful misconduct in connection with the selection of such agents or attorneys-in-fact.

         8.5. (a) The Transfer Agent shall not be liable for any loss or damage, including, without limitation, attorneys' fees, expenses and court costs, resulting from its actions or omissions to act under or in connection with this Agreement and its duties and responsibilities hereunder, except for any loss or damage arising out of its own failure to act in good faith, or its negligence or willful misfeasance; provided, however, that any liability of the Transfer Agent for losses or damages under this Agreement resulting from the Transfer Agent's actions or omissions to act under or in connection with this Agreement and its duties and responsibilities hereunder with respect to Shares, whether represented by certificates or uncertificated, held in Direct Accounts (such liability being hereinafter referred to as "Direct Account Liability") shall be further limited as follows: to the extent that the amount of any Direct Account Liability is not reimbursed from the proceeds of any insurance policy or policies maintained by the Transfer Agent, then the liability of the Transfer Agent to the Trust for Direct Account Liability during each of (i) the first twelve months following the Effective Date and (ii) each twelve month period commencing after the expiration of such initial twelve month period shall, in both instances, be limited to the greater of (x) $250,000 and (y) the sum of the 12 most recent monthly fee payments received by the Transfer Agent as to Direct Accounts as of the date that the Trust makes its claims for indemnity hereunder; provided, however, that if such claim shall be made prior to the end of the first month of this Agreement the amount in clause (y) shall be deemed to be $250,000; and provided, further, that if such claim shall be made after the first month of this Agreement but prior to the first anniversary of the Effective Date, the amount in clause (y) for the purposes of the first twelve months following the date of this Agreement shall initially be equal to the annualization of the Transfer Agent's fees received through the date of such claim, but shall be subject to adjustment, as necessary, on the first anniversary of the Effective Date on the basis of fees actually received during the first year of this Agreement, with any positive adjustment to be paid promptly by the Transfer Agent to the Trust and any negative adjustment to be refunded promptly by the Trust to the Transfer Agent.

         Payment by the Transfer Agent pursuant to this Section 8.5(a) shall be made promptly without need for demand by the Trust and in any event shall be made promptly after the receipt of the Trust's demand therefore together with appropriate documentation demonstrating the relevant loss or damage.

         OMC shall be jointly and severally liable for all of the Transfer Agent's obligations under this Section 8.5(a).

         (b) OMC or the Transfer Agent shall maintain an insurance policy or surety bond, in the face amount of $10 million per covered transaction against losses suffered by the Transfer Agent in excess of the policy deductibles arising from errors or omissions on the part of the Transfer Agent in carrying out its responsibilities under this Agreement. OMC or the Transfer Agent shall furnish promptly to the Trust copies of all insurance policies maintained pursuant to this Section 8.5(b) that have not previously been furnished to the Trust. OMC and the Transfer Agent shall direct their respective insurers to provide the Trust with at least 30 days' written notice of any cancellation of any policy maintained to satisfy Section 8.5(b). In addition, OMC and the Transfer Agent shall promptly provide the Trust with a copy of any amendment of any such policy.

         8.6. The Trust shall indemnify and exonerate, save and hold harmless the Transfer Agent (including its officers, directors, employees and agents) (hereinafter the Transfer Agent and such persons are referred to as "Indemnitees") from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including without limitation attorney's fees, expenses and court costs) and liabilities of any and every nature which any Indemnitee may sustain or incur or which may be asserted against any Indemnitee by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and without negligence or willful misconduct in reasonable reliance upon (i) any provision of this Agreement; (ii) the Prospectus; (iii) any instruction or order including, without limitation, any Computer Tape reasonably believed by the Transfer Agent to have been received from an Approved Institution (or the Distributor or its agent acting on behalf of such Approved Institution); (iv) any instrument or order reasonably believed by the Transfer Agent to be genuine and to be signed, countersigned or executed by any duly authorized Officer; (v) any Certificate or other instructions of an Officer; (vi) any opinion of legal counsel for the Trust; (vii) any records or data supplied by the Trust's prior transfer agent; or (viii) any order of any court, arbitration panel or other judicial entity.

         8.7. At any time the Transfer Agent may apply to an Officer of the Trust for written instructions with respect to any matters arising in connection with the Transfer Agent's duties and obligations under this Agreement, and the Transfer Agent shall not be liable for any action taken or omitted by it in good faith and without negligence or willful misconduct in accordance with such written instruments. The Transfer Agent may consult with counsel to the Trust, at the expense of the Trust and shall be fully protected with respect to anything done or omitted by it in good faith and without negligence or willful misfeasance in accordance with the advice or opinion of counsel to the Trust. Such application by the Transfer Agent for written instructions from an Officer of the Trust may, at the option of the Transfer Agent, set forth in writing any action proposed to be taken or omitted by the Transfer Agent with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Transfer Agent shall not be liable (other than for its bad faith, negligence or willful misfeasance) for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting any such action, the Transfer Agent has received written instructions in response to such application specifying the action to be taken or omitted.

         8.8. (a) Any report, confirmation or other document furnished to the Trust or to an Approved Institution as part of the Transfer Agent's responsibilities under this Agreement the contents of which report, confirmation or other document are capable of verification by the Trust or Approved Institution, as applicable, in the ordinary course of business, within 7 Business Days of receipt shall be deemed final and conclusive on the 8th Business Day after such report, confirmation or document has been furnished to the Trust or Approved Institution, as the case may be, and the Transfer Agent shall not be liable to the Trust or such Approved Institution under this Agreement as to any error or omission in such report, confirmation or document that is not reported to the Transfer Agent within such 7-day period unless such error or omission was caused by the willful malfeasance of the Transfer Agent.

         (b) Any report, confirmation or other document furnished to the Trust or an Approved Institution, the contents of which report, confirmation or other document is not capable of verification by the Trust or such Approved Institution, as applicable, within a 7-day period in the ordinary course of business but is capable of verification by the Trust or an Approved Institution within a 90-day period in the ordinary course of business, shall be deemed to be final and conclusive 90 days after it has been furnished to the Trust or such Approved Institution hereunder, and the Transfer Agent shall not be liable to the Trust or such Approved Institution for any error or omission in such report, confirmation or other document that is not reported to the Transfer Agent within such 90-day period unless such error or omission was caused by the willful malfeasance of the Transfer Agent.

         (c) Any report, confirmation or other document furnished to the Trust or an Approved Institution, the contents of which report is not capable of verification by the Trust or such Approved Institution, as applicable, within a 90-day period in the ordinary course of business, including, without limitation, posting of debits to individual accounts in connection with check drafts and calculations of contingent deferred sales charges, shall be deemed to be final and conclusive 1 year after it has been furnished to the Trust or such Approved Institution and the Transfer Agent shall not be liable to the Trust or such Approved Institution for any error or omission in such report, confirmation or other document that is not reported to the Transfer Agent within such 1-year period, provided, however, that, following such 1-year period, the Transfer Agent shall nonetheless remain liable for (i) all damages suffered by the Trust as a result of any such error or omission caused by the Transfer Agent's willful malfeasance and (ii) 50% of the damages suffered by the Trust as a result of any such error or omission that was caused by the Transfer Agent's negligence and was not reported to the Transfer Agent within the 1-year period.


         8.9. The Transfer Agent shall deliver Share certificates by courier or by certified or registered mail to the shareholder's address in the records of the Transfer Agent. The Transfer Agent shall advise the Trust of any Share certificates returned as undeliverable after being transmitted by courier or mailed as herein provided for.

         8.10. The Transfer Agent may issue new Share certificates in place of Share certificates represented to have been lost, stolen, or destroyed upon receiving instructions satisfactory to the Transfer Agent. If the Transfer Agent receives written notification from the owner of the lost, destroyed, or stolen Share certificate within a reasonable time after the owner has notice of such loss, destruction or theft, the Transfer Agent shall issue a replacement Share certificate upon receipt of an affidavit or affidavits of loss or nonreceipt and an indemnity agreement executed by the registered owner or his legal representative, and supported (a) in the case of a certificate having a value at the time of replacement of less than $100, by a fixed penalty surety bond for twice the then-current market value of Shares represented by said certificate and (b) in the case of a certificate having a value at time of replacement of $100 or more, by an open penalty bond, in form satisfactory to the Transfer Agent or (c) by such other documentation or reasonable assurances in a particular case as may be set forth in a Certificate. If the Trust receives such written notification from the owner of the lost, destroyed or stolen Share certificate within a reasonable time after the owner has notice of it, the Trust shall promptly notify the Transfer Agent. The Transfer Agent may issue new Share certificates in exchange for, and upon surrender of, mutilated Share certificates.

         8.11. The Transfer Agent will supply shareholder lists to the Trus from time to time upon receiving a request therefor from an Officer of the Trust.

         8.12. At the request of an Officer, the Transfer Agent will address and mail such appropriate notices to shareholders as the Trust may direct, at the Trust's expense.

         8.13. Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for:

         (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of an Approved Institution or of the Trust, as the case may be, to request such sale or issuance;

         (b) The legality of a transfer, exchange or of a redemption of any Shares by an Approved Institution, the propriety of the amount to be paid therefor, or the authority of an Approved Institution to request such transfer, exchange or redemption;

         (c) The legality of the declaration of any dividend or capital gains distribution by the Trust, or the legality of the issue of any Shares in payment of any Share dividend or distribution; or

         (d) The legality of any recapitalization or readjustment of the Shares.

         8.14. The Transfer Agent shall be entitled to receive, and the Trust hereby agrees to pay to the Transfer Agent for its performance hereunder, including its performance of the duties and functions set forth in Appendix B hereto, (i) its reasonable out-of-pocket expenses (including without limitation legal expenses, court costs, and attorney's fees) incurred in connection with this Agreement and its performance hereunder and (ii) such compensation as is specified in Appendix C hereto as such fees may be amended from time to time by agreement in writing by the Transfer Agent and the Trust.

         8.15. The Transfer Agent shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Transfer Agent.

                                    ARTICLE 9

                                   TERMINATION

         9.1. The initial term of this Agreement shall commence on the Effective Date and shall continue for a period of four years from such date (the "Initial Term") unless earlier terminated pursuant to Section 9.2. Thereafter, unless terminated by either the Trust or the Transfer Agent at the end of the Initial Term upon at least 90 days' prior written notice, this Agreement shall continue from day to day thereafter (such period shall be referred to as the "Renewal Term"), until the Trust or the Transfer Agent terminates this Agreement by giving at least 12 months' prior written notice to the other (and to OMC if notice is given by the Trust), whereupon this Agreement shall terminate automatically upon the expiration of the 12-month period specified in the written notice. In the event such notice of termination is given by the Trust, it shall be accompanied by a copy of a resolution of the Trustees of the Trust, certified by the Clerk or any Assistant Clerk, electing to terminate this Agreement and designating a successor transfer agent or transfer agents. In the event such notice is given by the Transfer Agent, the Trust shall, on or before the termination date, deliver to the Transfer Agent a copy of a resolution of its Trustees certified by the Clerk or any Assistant Clerk designating a successor transfer agent or transfer agents. In the absence of such designation by the Trust, the Transfer Agent may designate a successor transfer agent. If the Trust fails to designate a successor transfer agent and if the Transfer Agent is unable to find a successor transfer agent, the Trust shall, upon the date specified for termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Transfer Agent and OMC shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

         9.2. Notwithstanding Section 9.1 hereof, this Agreement may be terminated at any time by the Trust (a) without cause upon not less than 180 days' written notice from the Trust to the Transfer Agent and OMC or (b) upon not less than 60 days' written notice from the Trust to the Transfer Agent and OMC notifying the Transfer Agent and OMC: (i) if a majority of the Trustees who are not "interested persons" (as that term is defined in the Investment Company Act of 1940) upon completion of the procedures set forth below have reasonably made a specific finding that the Transfer Agent has failed on a continuing basis to perform its duties pursuant to this Agreement in a satisfactory manner consistent with then current industry standards and practices or (ii) if there is instituted and pending any action or proceeding by or before any court or governmental, administrative or regulatory agency against or involving the parties hereto, their affiliates, the Trustees of the Trust or any of them and challenging the making of this Agreement or alleging that any material term of the Agreement is contrary to law or any governmental agency has threatened in writing to commence such an action or proceeding. Prior to any termination pursuant to clause (b)(i), the Trustees shall provide the Transfer Agent and OMC with a written statement of the specific aspects of the Transfer Agent's performance of its duties that are unsatisfactory, the specific incident or incidents giving rise to the Trustees' conclusion and any written material that the Trustees relied upon in making such a determination. The Transfer Agent shall have 30 days to respond to such written statement. If no response is made, or if, after reasonable consideration of the response of the Transfer Agent, such response is unsatisfactory to the Trustees, then the Trustees may terminate the Agreement pursuant to clause (b)(i) hereof. For purposes of making a finding as contemplated by clause (b)(i) above, the Transfer Agent shall be conclusively presumed to have failed on a continuing basis to perform its duties pursuant to this Agreement in a satisfactory manner consistent with the industry standards and practices prevailing on the date of this Agreement if any of the following should occur:

                  (1) The Transfer Agent is unable (more than once in a twelve-month period) to process daily activity for any two successive Business Days and to confirm information generated by such activity by the fourth Business Day following the later of such two Business Days. (For example, assuming no holidays, daily activity on a Monday and Tuesday is not confirmed by the following Monday.)

                  (2) The Transfer Agent is unable (more than two times in any twelve-month period) to provide system access to personnel of an Approved Institution for six hours between 9:00 a.m. and 5:00 p.m. New York time on three successive Business Days.

                  (3) The Transfer Agent is unable (more than twice in any one year) to create and mail dividend checks within four Business Days after the Fund's payable date (assuming that the required information has been furnished to the Transfer Agent on the record date).

                  (4) The Transfer Agent is unable to instruct various financial institutions on daily money movements from and to the Funds' Custodians for two successive Business Days by the fourth Business Day following the later of such two Business Days. (For this purpose, instructions based on reasonable estimates are treated as fulfilling the Transfer Agent's obligations hereunder.)

                  (5) The Transfer Agent is unable (more than twice in any twelve-month period) to transmit dividend activity within five Business Days from the relevant Fund's payable date.

         For purposes of the foregoing, an event described in any of the foregoing clauses 1 through 5 shall be deemed not to have occurred if the Transfer Agent's inability to perform is a direct result of faulty or inadequate performance by service providers including, but not limited to, telephone companies, pricing services, TISI and banks, other than the Transfer Agent and its agents and employees or a direct result of other events out of the Transfer Agent's reasonable control. Also for the purposes of the foregoing, if the Transfer Agent processes transactions or instructions (as the case may be) as required hereunder within the time periods indicated but more than 10% of the transactions, checks or instructions, as the case may be, are inaccurate in any material respect and are not corrected within the requisite time then the Transfer Agent shall be deemed to have been unable to perform the relevant service within the requisite time.

         9.3. In the event of termination of this Agreement, the Transfer Agent will facilitate transfer of the records maintained by it hereunder and cooperate with such successor transfer agent as may be designated pursuant to the provisions of Section 9.1 hereof with respect to delivery of such records and assumption by such successor transfer agent of its duties. If this Agreement is terminated by the Trust during the Initial Term, for its services in facilitating such transfer, the Trust shall pay to the Transfer Agent a fee as specified in Appendix C hereto; provided, however, that the Trust shall not be obligated to pay such fee if this Agreement is terminated by the Trustees during the Initial Term in accordance with the procedures set forth in Section 9.2 hereof on the grounds:

                  (i) that the Transfer Agent's failure to perform satisfactorily has been evidenced by the occurrence of one or more of the events set forth in subparagraphs (1) through (5) of Section 9.2 hereof;

                  (ii) that the Transfer Agent has failed to respond to a written statement from the Trustees setting forth the specific aspects of the Transfer Agent's performance that are unsatisfactory or has responded by admitting that its performance is unsatisfactory; or

                  (iii) set forth in clause (b)(ii) of Section 9.2 hereof and such action or proceeding is threatened or commenced by a governmental agency.

                                   ARTICLE 10

                                ADDITIONAL FUNDS

         10.1. In the event that the Trust establishes one or more Funds in addition to the Funds named herein with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing at least 60 days in advance of the sale of Shares of such Fund and shall deliver to the Transfer Agent the documents listed in Section 2.3 with respect to such Funds. Unless the Transfer Agent declines in writing within a reasonable time to provide such services, the Shares of such Funds shall be subject to this Agreement.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1. The Trust agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of the Transfer Agent hereunder, it shall advise the Transfer Agent of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of the Transfer Agent thereto, and shall have received and agreed to the schedule of charges, if any, specified by the Transfer Agent necessary to effect such change.

         11.2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Trust shall be sufficiently given if addressed to the Trust and mailed or delivered to it at its office at One New York Plaza, New York, New York 10004 until October 1, 1991 and thereafter to its office at One Station Place, Stamford, Connecticut, 06902, Attention: Newton B. Schott, Jr., or at such other place as the Trust may from time to time designate in writing.

         11.3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent shall be sufficiently given if addressed to the Transfer Agent, Attention: President, and mailed or delivered to it at its office at 3410 South Galena Street, Denver, Colorado 80231, or at such other place as the Transfer Agent may from time to time designate in writing.

         11.4. Any notice or other instrument in writing, authorized or required by this Agreement to be given to OMC shall be sufficiently given if addressed to OMC, Attention: President, and mailed or delivered to it at its office at Two World Trade Center, 34th Floor, New York, NY 10048-0203, or at such other place as OMC may from time to time designate in writing.

         11.5. This Agreement may not be amended or modified in any manner except by a written agreement executed by all parties.

         11.6. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of the Transfer Agent and OMC or by the Transfer Agent or OMC without the written consent of the Trust. A change of ownership of the Transfer Agent or OMC as a result of an internal reorganization of the Transfer Agent or OMC, their parent corporation or affiliates shall not be deemed to be an "assignment" hereunder. A change in "control" (as defined under the Investment Company Act of 1940) of the Transfer Agent's or OMC's parent corporation shall not be deemed an "assignment" hereunder. A sale of a controlling interest in the capital stock or of all or substantially all of the assets of the Transfer Agent or OMC to a third party unaffiliated with the Transfer Agent or its parent corporation shall be deemed to be an "assignment" hereunder.

         11.7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as to agreements to be performed in that state except for Section 11.10 hereof which shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

         11.8. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

         11.9. The provisions of this Agreement are intended to benefit only the Transfer Agent, OMC and the Trust, and no rights shall be granted to any other person by virtue of this Agreement.

         11.10. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of each Fund.

         11.11. Neither the Trust nor the Transfer Agent will be liable or responsible hereunder for delays or errors by reason of circumstances reasonably beyond its control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood, catastrophe, acts of God, insurrection, war, riots, or failure of transportation, communication or power supply.

         11.12. The Trust shall establish and maintain such bank accounts, with such bank or banks as are selected by the Trust, as are necessary so that the Transfer Agent may perform the services to be provided hereunder. To the extent that performance of such services shall require the Transfer Agent directly to disburse amounts for payments of dividends, redemption proceeds or other purposes, the Trust shall provide such bank or banks with all instructions and authorizations necessary to evidence the Transfer Agent's authority to effect such transactions.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                           THOMSON FUND GROUP

Attest:
Newton B. Schott. Jr.      By:     Robert A. Prindiville

                           SHAREHOLDER SERVICES, INC.

Attest:
William A. Young           By:     Barbara Hennigar
                                   President

                           OPPENHEIMER MANAGEMENT CORPORATION

Attest:
Dennis R. Molleur          By:     Andrew J. Donohue
Vice President                     Senior Vice President

                                   APPENDIX A

                          TO TRANSFER AGENCY AGREEMENT



         President                          Robert A. Prindiville

         Vice President                     Newton B. Schott, Jr.

         Treasurer                          Brian J. Girvan

         Assistant Treasurer                Brian Molloy

         Clerk                              Newton B. Schott, Jr.

         Assistant Clerk                    Samuel C. Newman

                                   APPENDIX B

                          TO TRANSFER AGENCY AGREEMENT

              TRANSFER AGENT AND DIVIDEND DISBURSING AGENT SERVICES


         The Transfer Agent shall provide the following services:

A.       DAILY ACTIVITY (each Business Day)

         1. Maintain on a daily basis the following shareholder information for both transmission and direct accounts:

                  Balance of shares held by Shareholder Services, Inc.

                  Dividend code (cash, reinvestment, or income in cash with capital gains reinvested).

                  State of residence code.

         2. Maintain on a daily basis the following additional shareholder information for "direct accounts" (i.e., accounts not held in the name of an Approved Institution):

                  Name and address (Zip Coded).

                  Tax identification number and certification coding.

                  Balance of shares issued in certificate form.

                  Certificate number, number of shares and issuance date of each certificate outstanding.

                  Certificate number, number of shares, issuance date and cancellation date for each certificate no longer outstanding.

                  Registration code (i.e., joint tenant, corporation, pension, plan , etc.).

                  Dealer number, dealer name, branch code (as provided), and the branch address.

                  Dealer Representative's number and name, as provided.

                                       B-2
B.       OTHER DAILY ACTIVITY (each Business Day)

         1. Process payments for direct accounts and Thomson Auto Invest Plan into established accounts upon availability of funds.

         2. Issue share certificates upon receipt of instructions from the Trust.

         3. Deposit share certificates into accounts upon receipt of instructions.

         4. Prepare and process redemptions of shares issued in certificate form.

         5.       Prepare and process book share redemptions.

         6. Process exchanges of Shares on exchange forms supplied by the Trust to Shareholders or by other written instructions, or on Computer Tapes from Approved Institutions.

         7. Examine and process all transfer of Shares for direct accounts to determine that all transfer requirements and legal documents have been supplied. Transfer of shares for accounts of Approved Institutions will be processed via Computer Tape.

         8.       Issue and mail replacement checks.

         9. Handle bad check collection, with notification to the Trust. Immediately liquidate the shares purchased and return to the Shareholder or the Trust, for accounts on the Thomson Auto Invest Plan, the check and a confirmation of the transaction.

   10.   Handle foreign collection items for direct accounts, if any.

   11.   Solicit missing taxpayer identification numbers for direct accounts.

   12.   Process address changes reflecting the new address for direct accounts.

   13.   Process changes of dealer and/or representative on direct accounts.

C.       REPORTS PROVIDED TO THE TRUST

         1. Daily Activity Report (purchase, redemption and exchange activity processed on a Business Day).

         2. Daily Proof Sheet Summary and Transaction Register (including contingent deferred sales charge and 12b-1 plan fee base calculation as applicable).

         3.       Daily Share Summary (by Fund) showing:

                  a.       Beginning balance
                  b.       Redemptions
                  c.       Payments
                  d.       Exchanges
                  e.       Adjustments
                  f. Ending balance and amount of money transfer necessary.

         4.       Daily Share Reconciliation Report (for exception processing).

         5. Weekly Position Reports for accounts of Approved Institutions (showing all account balances).

         6.       Weekly Operations Analysis Activity Report.

         7.       Monthly Operations Analysis Activity Report.

         8.       Monthly Statistical Report (forecasts versus actual).

         9.       Daily Blue Sky Reports (sales by Fund by state).

         10. Monthly Dividend Report by Fund (quarterly report for those Funds paying quarterly, etc.).

         11. Quarterly Transfer Agent Performance Review Reports (three per year).

         12.      Annual Transfer Agent Performance Review Report.

D.       DIVIDEND ACTIVITY


1. Calculate and process daily accrual or reinvestment of dividends, mail dividend statements for direct accounts and statements for capital gains distributions, in accordance with investor's standing instructions (the capital gains distribution to be paid simultaneously with the dividend).

         2. Compute, prepare and mail all necessary reports to shareholder, federal and/or state authorities (Forms 1042, 5498 and 1099) for direct accounts.

E.       PERIODIC ACTIVITIES


1. Address and mail up to five mailings per year (material must be adaptable to mechanical equipment of Shareholder Services, Inc.).
2. Produce transcripts of account history as requested by the Trust or the dealer of record for an account.

                                   APPENDIX C
                          TO TRANSFER AGENCY AGREEMENT


                              Thomson Fee Schedule




                         1988            1989             1990             1991            1992               1993
                   Direct   Trans   Direct   Trans   Direct   Trans   Direct   Trans   Direct   Trans    Direct   Trans


Qtly & Ann Funds:
Opportunity        $ 4.60   $ 7.60   $ 4.60   $11.00   $ 4.60   $11.00   $5.25   $11.00   $5.25   $11.00   $6.00   $11.00
Growth             $ 4.60   $ 7.60   $ 4.60   $14.75   $ 4.60   $14.75   $5.25   $14.75   $5.25   $14.75   $6.00   $14.75
Global             $ 4.60   $ 7.60   $ 4.60   $11.00   $ 4.60   $11.00   $5.25   $11.00   $5.25   $11.00   $6.00   $11.00
Prec Met & Nat     $ 4.60   $ 7.60   $ 4.60   $11.00   $ 4.60   $11.00   $5.25   $11.00   $5.25   $11.00   $6.00   $11.00
Convertible Sec    $ 4.60   $ 7.60   $ 4.60   $14.75   $ 4.60   $14.75   $5.25   $14.75   $5.25   $14.75   $6.00   $14.75


Daily Acc &
Monthly Funds:

Money Market       $13.00   $16.00   $14.50   $21.75   $14.50   $21.75   $9.45   $21.75   $9.50   $21.75   $9.50   $21.75
Tax Exempt         $13.00   $16.00   $14.50   $16.25   $14.50   $21.75   $9.45   $16.25   $9.50   $16.25   $9.50   $16.25
Income             $ 6.00   $ 9.00   $ 7.00   $16.25   $ 7.50   $16.25   $9.45   $16.25   $9.50   $16.25   $9.50   $16.25
U.S. Government    $ 8.00   $11.00   $ 7.00   $16.25   $ 7.50   $16.25   $9.45   $16.25   $9.50   $16.25   $9.50   $16.25
Short Inter Gov    N/A      N/A      N/A      N/A      N/A      N/A      $9.45   $16.25   $9.50   $16.25   $9.50   $16.25

*Fees effective 10/1 of year indicated.

                                       D-2
                     APPENDIX D TO TRANSFER AGENCY AGREEMENT

1. Definitions. The following terms used in this Agreement shall have the following meanings:

         a. "Voice-initiated Transaction" means any Voice-initiated Redemption, Voice-initiated Election, or Voice-initiated Exchange.

         b. "Voice-initiated Redemption" means any redemption of shares issued by an Investment Company which is requested by voice over the telephone.
         c. "Voice-initiated Election" means any election concerning dividend options available to Fund shareholders which is made by voice over the telephone.

         d. "Voice-initiated Exchange" means any exchange of shares in a registered account of one Fund into shares in an identically registered account of another Fund in the same complex pursuant to exchange privileges of the two Funds, which exchange is requested by voice over the telephone.

         e.       "Designated Procedures" means the following procedures:

                  (1) Election in Application: No Voice initiated Redemption shall be executed unless the shareholder(s) to whose account such a Voice-initiated Redemption relates has previously elected by Official Designation to permit such Voice-initiated Redemption.

                  (2) Recordings: All Voice-initiated Transaction requests shall be recorded, and the recordings shall be retained for at least six (6) months.

                           (a) Information contained on the recordings shall be capable of being retrieved through the following methods:

                                    A trade ticket is prepared for each call which states an Index No., the time and the phone line on which the call is received. For retrieval, the trade ticket is recalled, then the specific tape and call.
                           (b) Information contained on the recordings shall be capable of being retrieved and produced within a reasonable time after retrieval of specific information is requested, at a success rate of no less than 85 percent.

                  (3) Identity Test: The identity of the caller in any request for a Voice-initiated Redemption shall be tested before executing that Voice-initiated Redemption, using the following test:

                           Tax ID name and address


                  (4) Written Confirmation: A written confirmation of any Voice-initiated Transaction and of any change of the record address of a Fund shareholder made over the telephone shall be mailed to the shareholder(s) to whose account such Voice-initiated Transaction or change of address relates, at the original record address (and, in the case of such change of address, at the changed record address) by the end of the Insured's next regular processing cycle, but no later than five (5) business days following such Voice-initiated Transaction or change of address. For the purposes hereof, 'regular processing cycle' means the 24-hour period commencing upon receipt of such Voice-initiated Transaction or change of the record address.

                     ADDENDUM TO TRANSFER AGENCY AGREEMENT
                                    BETWEEN
                               THOMSON FUND GROUP
                                      AND
                         SHAREHOLDER SERVICES, INC. AND
                       OPPENHEIMER MANAGEMENT CORPORATION

         This Addendum is incorporated in and made a part of the above-captions Transfer Agency Agreement (the "Agreement"). The following language amends the annexed Agreement and, in case of any conflict between said language and the language contained in this Addendum, the language in this Addendum shall control and govern.

         1. The first sentence in Section 9.1 on page 19 of the Agreement is hereby deleted in its entirety and replaced with the following:

         This Agreement shall commence on the Effective Date and shall continue until October 1, 1996 (the "Initial Term"), unless earlier terminated pursuant to Section 9.2.

         2. Appendix C of the Agreement is hereby deleted in its entirety and replaced with the attached Appendix C.

         3. Section 8.14 of the Agreement is hereby amended by adding the following to the end thereof: "In addition, if the total number of Trust accounts with Transfer Agent decrease to less than 150,000 accounts, the Trust shall pay to the Transfer Agent such compensation as is specified in Appendix C-1 hereto, as such fees may be amended from time to time by agreement in writing by the Transfer Agent and the Trust."

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Agreement to be executed by their respective officers, thereunto duly authorized, as of the 31st day of March, 1994.

                                             THOMSON FUND GROUP

Attest:   Samuel C. Newman                   By:       Robert A. Prindiville
                                             Title:    President

                                             SHAREHOLDER SERVICES, INC.

Attest:   XXXXXXXXXXXXXXXXXXX                By:       Barbara Hennigar
                                             Title:    President/CEO

                                             OPPENHEIMER MANAGEMENT
                                                  CORPORATION

Attest:   Dennis R. Molleur                  By:       Andrew J. Donohue
                                             Title:    Executive Vice President
                                                       & General Counsel

                                   Schedule C

                                                            Transfer Agency Agreement Fee Schedule

                                                 Non-Networked Direct Accounts           Network Levels 1 and 3 Accounts

Fund                                         150,000-       300,000-  350,000-    over    150,00-        300,000-  350,000-    over
                                             299,999(1)     349,999   399,999   400,000   299,999(1)     349,999   399,999   400,000
Annual Dividend Funds
(bullet) Target                               12.00          11.75     11.50     11.25     10.00         9.75      9.50      9.25
(bullet) Opportunity                          12.00          11.75     11.50     11.25     10.00         9.75      9.50      9.25
(bullet) International                        12.00          11.75     11.50     11.25     10.00         9.75      9.50      9.25
(bullet) Precious Metals & Natural Resources  12.00          11.75     11.50     11.25     10.00         9.75      9.50      9.25

Quarterly Dividend Funds
(bullet) Equity Income                        13.75          13.50     13.25     13.00     10.00         9.75      9.50      9.25
(bullet) Growth                               13.75          13.50     13.25     13.00     10.00         9.75      9.50      9.25

Daily Accrual Funds
(bullet) U.S. Government                      15.25          15.00     14.75     14.50     10.75         10.50     10.25     10.00
(bullet) Tax-Exempt                           15.25          15.00     14.75     14.50     10.75         10.50     10.25     10.00
(bullet) Income                               15.25          15.00     14.75     14.50     10.75         10.50     10.25     10.00
(bullet) Short-Intermediate Government        15.25          15.00     14.75     14.50     10.75         10.50     10.25     10.00
(bullet) Money Market                         15.25          15.00     14.75     14.50     10.75         10.50     10.25     10.00


                                                      Transmission Accounts

Fund                                         150,000-       300,000-  350,000-    over
                                             299,999(1)     349,999   399,999   400,000

Annual Dividend Funds
(bullet) Target                                4.50          4.25      4.00      3.75
(bullet) Opportunity                           4.50          4.25      4.00      3.75
(bullet) International                         4.50          4.25      4.00      3.75
(bullet) Precious Metals & Natural Resources   4.50          4.25      4.00      3.75

Quarterly Dividend Funds
(bullet) Equity Income                         4.50          4.25      4.00      3.75
(bullet) Growth                                4.50          4.25      4.00      3.75

Daily Accrual Funds
(bullet) U.S. Government                       5.00          4.75      4.50      4.25
(bullet) Tax-Exempt                            5.00          4.75      4.50      4.25
(bullet) Income                                5.00          4.75      4.50      4.25
(bullet) Short-Intermediate Government         5.00          4.75      4.50      4.25
(bullet) Money Market                          5.00          4.75      4.50      4.25

(1) Accounts up to 299,999 will be charged fees from the first breakpoint level; the next 50,000 accounts (300,000 to 349,000) will be charged at the next breakpoint level; the next 50,000 at the third level, etc. For a total account base of less than 150,000 accounts, please refer to Schedule C-1 for applicable rates.

              SECOND ADDENDUM TO TRANSFER AGENCY AGREEMENT BETWEEN
                              PIMCO ADVISORS FUNDS
                       (FORMERLY, THOMSON FUND GROUP) AND
                         SHAREHOLDER SERVICES, INC. AND
                       OPPENHEIMER MANAGEMENT CORPORATION
                              DATED OCTOBER 1, 1990

         This Addendum is incorporated into and made a part of the above-captioned Transfer Agency Agreement (the "Agreement"). The following language amends the Agreement, and in the event of any conflict between the language of the Agreement and the language contained in this Addendum, the language contained in this Addendum shall control and govern.

         The following subsection is added at the end of Section 8 of the
Agreement:

              8.16 The Transfer Agent shall act as the Funds' agent in transmitting instructions (with respect to the transfer of money to be applied to the payment of dividends, distributions or redemptions of shares of the Fund) to the Bank of New York ("BoNY") through an electronic data transmission link between the Transfer Agent and BoNY (the "Terminal Link"), using an authorization code provided by BoNY and at least two access codes provided by the Funds. The Transfer Agent shall use its best efforts to protect the confidentiality and availability of such codes and to ensure that any such instructions are transmitted promptly and accurately. The Transfer Agent shall keep confidential any databases made available as part of or through the Terminal Link and any propriety data, software, processes, information or documentation relating to the Terminal Link (other than such as are or become part of the public domain or are legally required to be made available to the public) (collectively, the "Information"), using the same care and discretion it uses with respect to its own confidential property and trade secrets. Upon the written request of the Funds, the Transfer Agent shall promptly return all copies of any Information to BoNY. The Transfer Agent shall notify the Funds as promptly as possible of any errors, omissions or interruptions in, or delays or unavailability of, the Terminal Link.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year set forth below.


PIMCO ADVISORS FUNDS                OPPENHEIMER MANAGEMENT CORPORATION

By:  Robert A. Prindiville                        By:  Andrew J. Donohue
     President                                         Executive Vice President

Date:    August 1, 1995                           Date:    August 1, 1995


SHAREHOLDER SERVICES INC.

By:  Barbara Hennigar
     President / CEO

Date:  August 1, 1995